Exhibit 10.3

DESCRIPTION OF RUBICON TECHNOLOGY, INC.

2006 INCENTIVE BONUS PLAN

In 2006, the employees of Rubicon Technology, Inc. (the “Company”) were entitled to earn annual cash bonuses under the Company’s 2006 Incentive Bonus Plan (the “2006 Plan”). The Compensation Committee of the Company’s Board of Directors (the “Committee”) established a series of objectives for the participants of the 2006 Plan based on the gross revenue and EBITDA targets set forth in the Company’s 2006 revised budget. Bonuses were calculated as a percentage of base salary.

The Company’s Chief Executive Officer, Senior Vice Presidents and Vice Presidents were entitled to receive a 20% bonus if the Company met the minimum targets set by the Committee; a 25% bonus if the Company exceeded the minimum targets by up to 10%; and a 30% bonus if the Company exceeded the targets by more than 10%.

The Company’s directors were entitled to receive a 15% bonus if the Company met the minimum targets set by the Committee; a 20% bonus if the Company exceeded the minimum targets by up to 10%; and a 25% bonus if the Company exceeded the targets by more than 10%.

The Company’s managers and professionals were entitled to receive a 10% bonus if the Company met the minimum targets set by the Committee; a 15% bonus if the Company exceeded the minimum targets by up to 10%; and a 20% bonus if the Company exceeded the targets by more than 10%.

The Company’s operators and support staff were entitled to receive a 5% bonus if the Company met the minimum targets set by the Committee; a 10% bonus if the Company exceeded the minimum targets by up to 10%; and a 15% bonus if the Company exceeded the targets by more than 10%.